Exhibit 5.1

Dallas Denver Fort Lauderdale Jacksonville Las Vegas Los Angeles Madison Miami New York Orlando Tallahassee Tampa Tysons Corner Washington, DC West Palm Beach	One Southeast Third Avenue 25th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax

June 1, 2010

ARMOUR Residential REIT, Inc.

956 Beachland Blvd., Suite 11

Vero Beach, FL  32963

Ladies and Gentlemen:

We have acted as counsel to ARMOUR Residential REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11 (File No. 333-166847) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement covers the registration of 7,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and up to 1,050,000 Shares (the "Over-Allotment Shares" and together with the Firm Shares, the "Shares"), which Ladenburg Thalmann & Co. Inc., the representative of the underwriters in the offering contemplated by the Registration Statement (the “Representative”), will have a right to purchase from the Company solely to cover over-allotments, if any.

We have examined such documents and considered such matters of law that we have deemed necessary for the purpose of rendering the opinions expressed below.  With respect to such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company. To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters, and we have not independently verified the accuracy of such factual matters.

Based on the foregoing, we are of the opinion that, if and when issued and paid for, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, including the applicable provisions thereof and reported judicial decisions interpreting those laws.  We express no opinion with respect to any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ AKERMAN SENTERFITT